Exhibit 99.1

PetVivo Reports Third Quarter of Fiscal 2023 Financial Results

Conference call begins at 4:00 p.m. Central time today

EDINA, MN (February 9, 2023) – PetVivo Holdings, Inc. (Nasdaq: PETV and PETVW), an emerging biomedical device company focused on the commercialization of innovative medical therapeutics for animals, announces financial results for the third quarter of fiscal 2023. The Company began commercialization of its lead product Spryng™ with OsteoCushion™ Technology, a veterinarian-administered, intraarticular injection for the management of lameness and other joint afflictions such as osteoarthritis in dogs and horses in September 2021.

Highlights from the third quarter of 2023 and recent weeks include the following (all comparisons are with the three months ended December 31, 2021, unless otherwise indicated):

●	Revenues of $510,109 for the three months ended December 31, 2022, compared to revenues of $51,004 in the three months ended December 31, 2021.

●	Net revenues of $456,502 was from shipments of Spryng™ to MWI Animal Health, a leading distributor of animal health products (“Distributor” or “MWI”), pursuant to our Distribution and Sales Agreement with MWI dated June 17, 2022 (“Distribution Agreement”).

Management Commentary

John Lai, CEO, commented, “I’m excited about our team’s performance in the third quarter of fiscal 2023 highlighted by revenues of $510,109 as compared to $51,004 in the same period a year ago. Product shipments to MWI increased to $456,502 in the third quarter as compared to $118,264 in the second quarter of 2023. We are delighted with the sell-through of our products by MWI and will continue to educate and support MWI’s over 400 territory managers regarding our solution for treating horses and dogs which exhibit lameness due to synovial joint issues.

We continued to expand our national presence as highlighted by our attendance at the American Association of Equine Practitioners Annual Conference in November 2022 in which Dr. Joseph Manning, DVM, the Company’s Senior Technical Veterinarian presented on the use of Spryng™ with OsteoCushion™ Technology in “Managing Lameness and Joint Issues with Confidence”.

In January 2023, we entered into a lease agreement for approximately 14,000 square feet of production and warehouse space in Edina, Minnesota. This new facility will include multiple clean rooms for large-scale production of Spryng™ with OsteoCushion™ Technology as well as other medical devices and therapeutics in our product pipeline. We plan to move all of our production to this facility beginning in August 2023. We also raised approximately $1.4 million, after deducting transaction expenses, from the sale of 610,011 shares of our common stock in a registered direct offering at a price of $2.32 per share that closed in January 2023.

Third Quarter Financial Results

Revenues. Revenues were $510,109 for the three months ended December 31, 2022 compared to revenues of $51,004 for the three months ended December 31, 2021. Revenues in the three months ended December 31, 2022 consisted of sales of our Spryng™ product to our Distributor of $456,502 and to veterinary clinics in the amount of $53,607. In the three months ended December 31, 2021, our revenues of $51,004 consisted of sales to veterinary clinics. The increase in our revenues in the three months ended December 31, 2022 is due to sales to our Distributor pursuant to our Distribution Agreement.

Cost of Sales. Cost of sales was $223,687 and $98,997 for the three months ended December 31, 2022 and 2021, respectively. Cost of sales includes product costs related to the sale of our Spryng™ products and labor and overhead costs. The increase in cost of sales in the three months ended December 31, 2022 is due to the increased sales to our Distributor pursuant to our Distribution Agreement.

Operating Expenses. Operating expenses were $2,605,240 and $1,609,658 for the three months ended December 31, 2022 and 2021, respectively. Operating expenses consisted of general and administrative, sales and marketing, and research and development expenses. The Company began commercialization of its Spryng™ product in September 2021, which resulted in increased general and administrative expenses and sales and marketing expenses related to the sale of its Spryng™ product in the three months ended December 31, 2022 compared to the same period in the prior year.

Operating Loss. As a result of the foregoing, our operating loss was $2,318,818 and $1,657,651 for the three months ended December 31, 2022 and 2021, respectively. The increase in our operating loss was related to the increased operating expenses incurred to support the commercial launch of Spryng™ incurred in the three months ended December 31, 2022 compared to the same period in the prior year.

Other Income. Other income was $7,200 and $15,522 for the three months ended December 31, 2022 and 2021, respectively, consisting of net interest income.

Net Loss. Our net loss for the three months ended December 31, 2022 was $2,311,618 or ($0.23) per share as compared to a net loss of $1,642,129 or ($0.17) per share for the three months ended December 31, 2021. The increase in our net loss was related to the increased operating expenses incurred to support the launch of Spryng™ compared to the same period in the prior year. The weighted average number of shares outstanding was 10,098,658 compared to 9,756,945 for the three months ended December 31, 2022 and 2021, respectively.

Year to Date Financial Results

Revenues. Revenues were $791,563 for the nine months ended December 31, 2022 compared to revenues of $60,126 for the nine months ended December 31, 2021. Revenues for the nine months ended December 31, 2022 consisted of sales of our Spryng™ product to our Distributor in the amount of $574,766 and to veterinary clinics in the amount of $191,797. In the nine months ended December 31, 2021, our revenues of $60,126 consisted of sales to veterinary clinics. The increase in our revenues in the nine months ended December 31, 2022 is due to (i) sales to our Distributor pursuant to our Distribution Agreement and (ii) increased sales to veterinary clinics due to our marketing and other commercialization efforts which began in September 2021.

Cost of Sales. Cost of sales was $424,866 and $104,048 for the nine months ended December 31, 2022 and 2021, respectively. Cost of sales includes product costs related to the sale of products and labor and overhead costs. The increase in cost of sales is due to the increased sales to our Distributor pursuant to our Distribution Agreement.

Operating Expenses. Operating expenses were $6,771,176 and $3,235,604 for the nine months ended December 31, 2022 and 2021, respectively. Operating expenses consisted of general and administrative, sales and marketing, and research and development expenses. The Company began commercialization of its Spryng™ product in September 2021, which resulted in increased general and administrative expenses and sales and marketing expenses related to the sale of its Spryng™ product in the nine months ended December 31, 2022 compared to the same period in the prior year.

Operating Loss. As a result of the foregoing, our operating loss was $6,404,479 and $3,279,526 for the nine months ended December 31, 2022 and 2021, respectively. The increase in our operating loss was related to the costs to support the launch of Spryng™ incurred in the nine months ended December 31, 2022 compared to the same period in the prior year.

Other Income. Other income was $15,844 for the nine months ended December 31, 2022 as compared to other income of $41,294 for the nine months ended December 31, 2021. Other income in 2022 consisted of net interest income. Other income in 2021 consisted of the forgiveness of the PPP loan and accrued interest of $31,680 and net interest income of $9,614.

Net Loss. Our net loss for the nine months ended December 31, 2022 was $6,388,635 or ($0.64) per share as compared to a net loss of $3,238,232 or ($0.38) per share for the nine months ended December 31, 2021. The weighted average number of shares outstanding was 10,047,040 compared to 8,426,135 for the nine months ended December 31, 2022 and 2021, respectively.

Balance Sheet and Inventory

At December 31, 2022, the Company had approximately $375,000 in cash and working capital of approximately $171,000. In January 2023, the Company sold 610,011 shares of its common stock in a registered direct offering at a purchase price of $2.32 per share. Proceeds from this offering were approximately $1.4 million, after deducting transaction expenses.

Conference Call and Webcast

A live webcast of the conference call and related earnings release materials can be accessed on the Company’s Investor Relations website at:

https://audience.mysequire.com/webinar-view?webinar_id=3c442fda-eaf4-4052-b6e7-2ad07e24468e

A replay of the webcast will be available through the same link following the conference call. Participants can also access the call using the dial-in details below.

Date: Thursday, February 9, 2023
Time: 4:00 p.m CT (5:00 pm ET)

Dial-in number: +1 (253) 215-8782
Conference ID: 99407216981

Passcode: 029350

About PetVivo Holdings, Inc.

PetVivo Holdings, Inc. (the “Company”) is an emerging biomedical device company currently focused on the manufacturing, commercialization, and licensing of innovative medical devices and therapeutics for animals. The Company’s strategy is to leverage human therapies for the treatment of dogs and horses in a capital and time-efficient way. A key component of this strategy is the accelerated timeline to revenues for veterinary medical devices, which enter the market much earlier than more stringently regulated pharmaceuticals and biologics.

The Company has a pipeline of additional products for the treatment of animals and people. A portfolio of seventeen patents protects the Company’s biomaterials, products, production processes, and methods of use. The Company’s lead product is Spryng™, a veterinarian-administered, intraarticular injection for the treatment of osteoarthritis in dogs and horses.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Disclosure Information

The Company uses and intends to continue to use its Investor Relations website as a means of disclosing material nonpublic information, and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s Investor Relations website, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations, and webcasts.

Contact:

John Lai, CEO

PetVivo Holdings, Inc.

Email: info1@petvivo.com

(952) 405-6216

(Tables to follow)

PART I.

ITEM 1. FINANCIAL STATEMENTS

PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2022 (Unaudited)	March 31, 2022
Assets:
Current Assets
Cash and cash equivalents	$374,533	$6,106,827
Accounts receivable	506,844	2,596
Inventory, net	374,882	98,313
Prepaid expenses and other assets	479,670	547,664
Total Current Assets	1,735,929	6,755,400

Property and Equipment, net	520,321	311,549

Other Assets:
Operating lease right-of-use	257,469	299,101
Patents and trademarks, net	41,746	48,452
Security deposit	12,830	12,830
Total Other Assets	312,045	360,383
Total Assets	$2,568,295	$7,427,332

Liabilities and Stockholders’ Equity:

Current Liabilities
Accounts payable	$456,052	$323,384
Accrued expenses	1,041,628	784,375
Operating lease liability – short term	60,061	59,178
Note payable and accrued interest	6,841	6,549
Total Current Liabilities	1,564,582	1,173,486
Other Liabilities
Note payable and accrued interest (net of current portion)	22,155	27,201
Operating lease liability (net of current portion)	197,408	239,923
Total Other Liabilities	219,563	267,124
Total Liabilities	1,784,145	1,440,610
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $0.001, 20,000,000 shares authorized, 0 and 0 shares issued and outstanding at December 31, 2022 and March 31, 2022	-	-
Common stock, par value $0.001, 250,000,000 shares authorized, 10,106,525 and 9,988,361 shares issued and outstanding at December 31, 2022 and March 31, 2022, respectively	10,106	9,988
Additional Paid-In Capital	70,289,100	69,103,155
Accumulated Deficit	(69,515,056)	(63,126,421)
Total Stockholders’ Equity	784,150	5,986,722
Total Liabilities and Stockholders’ Equity	$2,568,295	$7,427,332

PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Revenues	$510,109	$51,004	$791,563	$60,126

Cost of Sales	223,687	98,997	424,866	104,048
Gross Profit	286,422	(47,993)	366,697	(43,922)

Operating Expenses:

Sales and Marketing	1,047,549	404,462	2,572,103	689,960
Research and Development	248,157	34,326	460,197	287,643
General and Administrative	1,309,534	1,170,870	3,738,876	2,258,001

Total Operating Expenses	2,605,240	1,609,658	6,771,176	3,235,604

Operating Loss	(2,318,818)	(1,657,651)	(6,404,479)	(3,279,526)

Other Income
Forgiveness of PPP loan and accrued interest	-	-	-	31,680
Interest Income	7,200	15,522	15,844	9,614
Total Other Income	7,200	15,522	15,844	41,294

Loss before taxes	(2,311,618)	(1,642,129)	(6,388,635)	(3,238,232)

Income Tax Provision	-	-	-	-

Net Loss	$(2,311,618)	$(1,642,129)	$(6,388,635)	$(3,238,232)

Net Loss Per Share:
Basic and Diluted	$(0.23)	$(0.17)	$(0.64)	$(0.38)

Weighted Average Common Shares Outstanding:
Basic and Diluted	10,098,658	9,756,945	10,047,040	8,426,135